UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:   April 8, 2010

CHINA XD PLASTICS COMPANY LIMITED
(Exact name of registrant as specified in its charter)

Nevada	333-134073	04-3836208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 9 Qinling Road, Yingbin Road Centralized Industrial Park Harbin Development Zone, Heilongjiang, China
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

150078
(Zip Code)

86-451-84346600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

China XD Plastics Company Limited (the “Company”), on management’s recommendation concluded on April 8, 2010 that the Company’s consolidated financial statements for the year ended December 31, 2008 as presented in our Annual Report on Form 10-K and for each of the three months ended September 30, 2009, June 30, 2009 and March 31, 2009, as presented in our Quarterly Reports on Form 10-Q, should no longer be relied upon due to a non-cash error contained therein regarding the accounting for recognition of stock options granted to our Chairman and CEO, Mr. Jie Han (the “Options”) pursuant to the requirements of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718.

The Company discovered the non-cash error regarding the accounting for recognition of stock options granted to Mr. Han during the routine course of its internal audit and review. The Options were granted to Mr. Han by Ellie Qiuyao Piao (“Ms. Piao”), the sole shareholder of XD Engineering Plastics Company Limited (“XD Engineering”) which was the principal shareholder of our subsidiary Favor Sea Limited before the reverse merger pursuant to an option agreement dated May 16, 2008. The agreement provides that Mr. Han may purchase from Ms. Piao for a nominal price all of the outstanding equity (40,000 shares) in XD Engineering if, on a consolidated basis, the revenue of Favor Sea Limited (“FSL”), a subsidiary of the Company, which indirectly owns our operating subsidiaries Harbin Xinda Macromolecule Material Co., Ltd. and Harbin Xinda Macromolecule Research Institute achieve certain revenue thresholds. Mr. Han may purchase 25% of the total outstanding equity in XD Engineering if FSL’s revenue during the first three quarters of 2008 exceeds $40 million. He may purchase 14% of the total outstanding equity in XD Engineering if FSL’s revenue during the first three quarters of 2009 exceeds $70 million. And he may purchase 61% of the total outstanding equity in XD Engineering if FSL’s revenue during the first three quarters of 2010 exceeds $110 million. The purpose of the Options is to enable Mr. Han to re-acquire ultimately the legal ownership of the Company in compliance with the laws and regulations of the People’s Republic of China.

Therefore, based on the related guidance of ASC Topic 718, the Company believes that the Options should have been accounted for under the Company’s financial statements as share-based payments awarded to an employee by a related party as compensation for services rendered. As a result of the restatement, our consolidated net income for the year ended December 31, 2008 and the second quarter of 2009 is expected to be reduced by a non-cash charge of approximately $5.5 million and $3.1 million, respectively, accounted for the above mentioned option grant arrangement. The adjustment is to be recorded in general and administrative expense in the consolidated statements of income and other comprehensive income.

Management have discussed the matters disclosed in this current report on Form 8-K with the Audit Committee and Moore Stephens Hong Kong, the Company’s independent registered public accounting firm, and has notified Bagell, Josephs, Levine & Company, LLC, the Company's former independent registered public accounting firm, who were the auditors of the Company for the year ended December 31, 2008, with regard to these matters.

The Company has restated its financial statements for the year ended December 31, 2008 and for the quarters ended September 30, 2009, June 30, 2009 and March 31, 2009 and has disclosed such restatements in its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2010

China XD Plastics Company Limited

By:	/s/ Jie Han
Jie Han, Chief Executive Officer